EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cell Therapeutics, Inc. on Form S-3 to be filed with the Securities and Exchange Commission on or about August 19, 2009 of our Independent Registered Public Accounting Firm’s Reports dated March 16, 2009 covering the consolidated financial statements of Cell Therapeutics, Inc., as of December 31, 2008 and 2007 and the three years in the period ended December 31, 2008, the consolidated financial statement schedule as of and for the years ended December 31, 2008, 2007, and 2006, and Cell Therapeutics, Inc.’s internal controls over financial reporting as of December 31, 2008, which are included in the Company’s Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us given as experts in matters of accounting and auditing in this Registration Statement.

/s/ Stonefield Josephson, Inc.

Los Angeles, California

August 18, 2009